AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 29, 2007

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Adherex Technologies Inc.

(Exact name of issuer as specified in its charter)

Canada	20-0442384
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

4620 Creekside Drive, Suite 200, Research Triangle Park, Durham, North Carolina 27703

(Address of Principal Executive Offices) (Zip Code)

ADHEREX TECHNOLOGIES INC. AMENDED AND RESTATED STOCK OPTION PLAN

(Full title of the plan)

D. Scott Murray

Senior Vice President, General Counsel & Secretary

Adherex Technologies Inc.

4620 Creekside Drive, Suite 200

Research Triangle Park

Durham, North Carolina 27703

(Name and address of agent for service)

(919) 484-8484

(Telephone number, including area code, of agent for service)

Copies to:

Alexander M. Donaldson, Esq.

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

(919) 781-4000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common stock, no par value	14,400,000 shares	(1) (2)	$0.55	(3)	$7,920,000	(3)	$243

(1)	Consists of 14,400,000 additional shares reserved for issuance under the registrant’s Stock Option Plan.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers, in addition to the number of shares stated above, any additional shares of the registrant’s common stock that become issuable under the registrant’s Stock Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of outstanding shares of the registrant’s common stock.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low prices for the registrant’s common stock on the American Stock Exchange on June 25, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Adherex Technologies Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a) The Company’s Annual Report on Form 20-F for the year ended December 31, 2006, filed pursuant to Section 13 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) on April 2, 2007;

(b) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed pursuant to Section 13 of the Exchange Act on May 14, 2007;

(c) The Company’s Report on Form 6-K, filed pursuant to Section 13 of the Exchange Act on February 15, 2007;

(d) The Company’s Current Reports on Form 8-K, filed pursuant to Section 13 of the Exchange Act on February 22, March 28 and June 19, 2007;

(e) The Company’s definitive proxy statement on Schedule 14A, filed pursuant to Section 14 of the Exchange Act, for the Company’s 2007 Annual and Special Meeting of Shareholders, as filed with the Commission on April 3, 2007; and

(f) The description of the Company’s shares of common stock, no par value, contained in the Company’s Registration Statement on Form 20-F (File No. 001-32295) filed with the Commission pursuant to Section 13 of the Exchange Act on November 5, 2004, including any further amendments or reports filed hereafter for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered under this registration statement have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

The legality of the issuance of the shares of the Company’s common stock offered hereby will be passed upon for the Company by LaBarge Weinstein LLP, Kanata, Ontario, Canada, counsel to the Company. As of the filing date of this registration statement, attorneys at LaBarge Weinstein LLP held an aggregate of 15,856 shares of the Company’s common stock.

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Item 6.	Indemnification of Directors and Officers.

Under the Canada Business Corporations Act (the “CBCA”), a corporation may indemnify a director or officer of the corporation, a former director of the corporation, or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, if (a) the individual acted honestly and in good faith with a view to the best interests of the corporation, or as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. Where the action is a derivative action by or on behalf of the corporation or such other entity, the approval of the court is also required.

The Company’s bylaws provide that it shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Company’s request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Company or such body corporate, if (a) he acted honestly and in good faith with a view to the best interests of the Company; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. The Company shall also indemnify such person in such other circumstances as the CBCA or law permits or requires.

The Company maintains liability insurance policies insuring the Company’s directors and officers against certain liabilities that they may incur in such capacities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document	Registrant’s Form	Dated	Exhibit Number	Filed Herewith
5.1	Opinion of LaBarge Weinstein LLP.				X

10.2	Adherex Technologies Inc. Stock Option Plan, as amended.				X

23.1	Consent of PricewaterhouseCoopers LLP				X

23.2	Consent of LaBarge Weinstein LLP (included in Exhibit 5.1).				X

24.1	Power of Attorney (see page S-1).				X

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

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(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on the 29 day of June 2007.

ADHEREX TECHNOLOGIES INC.

By:	/s/ D. Scott Murray
D. Scott Murray
Senior Vice President, General Counsel & Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William P. Peters, D. Scott Murray, James A. Klein, Jr., and each of them, his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on this 29 day of June 2007.

Signature	Title

/s/ William P. Peters	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)
William P. Peters

/s/ James A. Klein, Jr.	Chief Financial Officer (Principal Financial and Accounting Officer)
James A. Klein, Jr.

/s/ Robin J. Norris	President, Chief Operating Officer and Director
Robin J. Norris

/s/ Fred H. Mermelstein	Lead Independent Director of the Board of Directors
Fred H. Mermelstein

/s/ William G. Breen	Director
William G. Breen

/s/ Claudio F. Bussandri	Director
Claudio F. Bussandri

Director
Robert W. Butts

/s/ Donald W. Kufe	Director
Donald W. Kufe

/s/ Michael G. Martin	Director
Michael G. Martin

/s/ Peter Morand	Director
Peter Morand

/s/ Arthur T. Porter	Director
Arthur T. Porter

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